EXHIBIT 21

First Montauk Financial Corp.
List of Subsidiaries

         The following listing includes all of our subsidiaries, which are included in the consolidated financial statements:

Name of Company	Place of Incorporation

First Montauk Securities Corp.	New York

Montauk Insurance Services, Inc.	New Jersey